EXHIBIT 99.1

 NEWS from Carrington
 FOR IMMEDIATE RELEASE
                                   For Information Contact:
                                   Carlton E. Turner, Chief Executive Officer
                                   (972) 518-1300


               CARRINGTON COMPLETES SALE-LEASEBACK TRANSACTION

 IRVING, TEXAS - December 28, 2005  -  Carrington Laboratories, Inc. (Nasdaq:
 CARN) today announced that it has successfully completed the sale-leaseback of its Irving, Texas headquarters facility. The transaction was finalized on December 23, 2005 for $4.8 million.

 Carrington has agreed to lease the building for a period of 15 years, subject to further renewal options and certain defined rights of first refusal and repurchase. The lease is a triple-net lease with rent escalations after the fifth and tenth years.

 The sale agreement, originally entered into on October 20, 2005 with Ranier Capital Management, L.P. was assigned by Ranier, in accordance with its rights in the agreement, to two investor trusts based in California. Carrington received net proceeds of approximately $4.1 million from the sale, which are expected to be used for general corporate purposes.

 Magellan Commercial Realty, Inc. represented Carrington in the transaction.


 About Carrington

 Carrington Laboratories, Inc. is an ISO 9001-certified, research-based, biopharmaceutical and consumer products company currently utilizing naturally-occurring complex carbohydrates to manufacture and market products for mucositis, radiation dermatitis, wound and oral care, as well as to manufacture and market the nutraceutical raw material Manapol[R] and cosmetic raw material Hydrapol[TM]. Carrington also manufactures and markets consumer products and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. Carrington's DelSite Biotechnologies subsidiary is developing its proprietary GelSite[R] technology designed to provide controlled release of peptide and protein-based drugs. Carrington's technology is protected by more than 130 patents in 26 countries. Select products carry the CE mark, recognized by more than 20 countries around the world. For more information, visit www.carringtonlabs.com.

      Certain statements in this release concerning Carrington may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company's management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company's filings with the Securities & Exchange Commission, including the Form 10-Q, filed November 14, 2005.


                                   - stop -